Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger Announces 30-Day VISION Trial Results at EuroPCR 2015

Primary Efficacy Endpoint Achieved with Encouraging Early Safety Results

Paris, France, May 20, 2015 — Avinger, Inc., (NASDAQ: AVGR) a developer and manufacturer of image-guided, catheter-based systems for the treatment of peripheral arterial disease (PAD) and pioneer of the lumivascular approach to treating vascular disease, today announced 30-day interim results for its VISION clinical study. VISION is designed to evaluate the safety and efficacy of the Pantheris™ system to perform directional atherectomy, while for the first time ever allowing physicians to use real-time intravascular imaging to aid in the removal of plaque from diseased lower extremity arteries. Results were presented by Arne Schwindt, M.D. of St. Franziskus Hospital in Muenster, Germany at the EuroPCR 2015 medical conference.

VISION interim results demonstrated that following Pantheris treatment residual stenosis of less than or equal to 50% was achieved in 96% of lesions, surpassing the primary efficacy endpoint performance goal. Both blood flow measurement (Ankle Brachial Index) and symptom-based (Rutherford Classification) outcomes measures showed statistically significant improvement across all patients undergoing 30-day follow-up. Safety data at the time of procedure and through 30 days also indicated an extremely favorable acute safety profile, with zero dissections and zero perforations related to the use of the Pantheris catheter as adjudicated by an independent Clinical Events Committee (CEC). The study’s primary safety endpoint is defined as freedom from a composite of major adverse events (MAEs) in less than or equal to 43% of patients through six-month follow-up. While not representative of six-month results, 7% of patients in the VISION trial had experienced an MAE through 30 days.

In addition to positive clinical outcomes, VISION study histology results highlighted the tremendous precision that real-time optical coherence tomography (OCT) guidance enables during atherectomy. Across all lesions treated and analyzed for histology, the average percent area of adventitia in the atherectomy tissue samples collected was 1.0%. Histology results are expected to be a key differentiator in the VISION trial, and data correlations are anticipated to further support the hypothesis that improved atherectomy accuracy will result in less arterial wall disruption, ultimately helping to minimize restenosis and need for retreatment.

“These acute results from the VISION study have exceeded even my high expectations going into the trial,” said John B. Simpson, Ph.D., M.D., Founder and Executive Chairman of Avinger. “Never before have we been able to see the arterial wall during atherectomy, nor have I seen these types of results, with this much control over the procedure outcomes and so little adjunctive therapy required to achieve the desired angiographic results, with only 4% of lesions treated receiving placement of a stent. Based on the data we have seen to date, I believe we continue to be on track to meet or exceed our primary safety endpoint once all six-month follow-up data becomes available.”

“I have been impressed with the amount of additional information and precision available in these early VISION cases, which has certainly been a benefit for our patients,” said Arne Schwindt, M.D., one of VISION’s principal investigators. “The very impressive acute histology results, along with the documented ability to target and remove only the desired tissue during the procedure, is a major advancement for PAD atherectomy and a milestone for lesion-tailored debulking. I firmly believe this new tool will make atherectomy a safer and more effective procedure for patients with PAD.”

Avinger completed patient enrollment in the VISION clinical trial in March 2015. Data collection and analysis is ongoing for the six-month follow-up period defined in the study. The Company expects to present six-month data in the fourth quarter of 2015. Following availability of six-month data, primary endpoint analysis results will be used to support a 510(k) application with the FDA.

About VISION

VISION is a non-randomized, prospective, global, single-arm clinical trial that is evaluating the safety and effectiveness of the Pantheris catheter to perform directional atherectomy while using intravascular imaging to aid in the removal of plaque from diseased lower extremity arteries. As part of the trial, an independent core lab will review the angiography results for each patient treated to determine Pantheris’ efficacy.  An independent Clinical Events Committee (CEC) is reviewing and adjudicating all primary safety endpoint data through six-month follow-up.

About Avinger, Inc.

Avinger, Inc. is a commercial-stage medical device company that designs, manufactures and sells image-guided, catheter-based systems for the treatment of patients with peripheral arterial disease (PAD). PAD is characterized by a build-up of plaque in the arteries that supply blood to the arms and legs. The Company’s mission is to dramatically improve the treatment of vascular disease through the introduction of products based on its lumivascular platform, the only intravascular image-guided system available in this market. Avinger’s current lumivascular products include the Lightbox™ imaging console and Ocelot™ family of catheters, which are designed to penetrate total arterial blockages, known as chronic total occlusions, or CTOs. The Company is also developing Pantheris™, an image-guided atherectomy device, designed to precisely remove arterial plaque in PAD patients. Pantheris is currently undergoing a U.S. clinical trial intended to support a 510(k) submission to the FDA in the second half of 2015. For more information, please visit the Company’s website at www.avinger.com.

“Avinger,” “Pantheris” and the Avinger logo are registered trademarks of Avinger, Inc.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the market opportunity for our products, anticipated benefits of Pantheris, progress towards achieving clinical endpoints and planned regulatory and commercialization activities. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; ability to demonstrate the benefits of our lumivascular platform; the resource requirements related to Pantheris, which has not been approved and may not be approved; the outcome of clinical trial results including our VISION clinical trial; potential exposure to third-party product liability and intellectual property litigation; lack of long-term data demonstrating the safety and efficacy of our lumivascular platform products; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled “Risk Factors” in the company’s Form 10-K filing made with the Securities and Exchange Commission on March 27, 2015. These forward-looking statements speak only as of the date hereof. Avinger disclaims any obligation to update these forward-looking statements.

Media Contact:

Bart Beasley

VP of Marketing, Avinger

Phone: +1 650 241 7900

Email: bbeasley@avinger.com

Investor Contact:

Leigh Salvo

(415) 513-1281

Email: ir@avinger.com

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